UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2017

COLONY NORTHSTAR, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-37980	46-4591526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 S. Flower Street, 44th Floor Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 282-8820
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On March 9, 2017, Colony NorthStar, Inc. (the “Company”) completed the previously announced sale of its manufactured housing portfolio (the “MH Portfolio”) consisting of approximately 33,010 pads in 135 communities located in 13 states to BSREP II MH C LLC, a Delaware limited liability company and an affiliate of a real estate fund managed by Brookfield Asset Management Inc. The purchase price received for the MH Portfolio was approximately $2.0 billion, which resulted in the Company receiving approximately $664.0 million in net proceeds, as adjusted for prorations and other reimbursements, for its interest in the MH Portfolio.
Item 9.01. Financial Statements and Exhibits.
(b) Pro forma financial information
The pro forma financial information of the Company as adjusted to give effect to the disposition of the MH Portfolio and as required by this Item 9.01 of Current Report on Form 8-K is presented in Note 4.A and Note 5.D in the unaudited pro forma condensed consolidated financial statements of the Company for the year ended December 31, 2016 (the "pro forma financial statements"), filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

In addition to the disposition of the MH Portfolio, the pro forma financial statements also give effect to (i) the business combination between the Company (as successor to NorthStar Asset Management Group Inc.), Colony Capital, Inc. and NorthStar Realty Finance Corp. ("NRF"), which was completed on January 10, 2017, (ii) the cancellation of the NRF management agreement and (iii) the completion of other NRF sales initiatives.

(d) Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Colony NorthStar, Inc. as of and for the year ended December 31, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2017		COLONY NORTHSTAR, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Colony NorthStar, Inc. as of and for the year ended December 31, 2016